Exhibit 99.3

News Release

CONTACT: Trudy P. McConnaughhay

Chief Financial Officer

(337) 272-4452

FOR IMMEDIATE RELEASE

PHI, INC. ANNOUNCES RECEIPT OF EARLY TENDERS AND REQUISITE CONSENTS WITH RESPECT TO ITS TENDER OFFER AND CONSENT SOLICITATION FOR ITS 8.625% SENIOR NOTES DUE 2018

LAFAYETTE, LA—March 17, 2014 — PHI, Inc. (“PHI”) (The Nasdaq Global Market: PHII (voting) and PHIIK (non-voting)) announced today that it had received, as of 12:00 midnight, New York City time, at the end of March 14, 2014 (the “Early Tender Deadline”), tenders and consents from holders of 97.52% of the aggregate principal amount of its outstanding 8.625% Senior Notes due 2018 (the “Notes”) in connection with its previously-announced tender offer and consent solicitation for the Notes, which commenced on March 3, 2014.

In accordance with the terms of PHI’s Offer to Purchase and Consent Solicitation Statement dated March 3, 2014 (the “Offer to Purchase”), PHI intends to execute a supplemental indenture to the indenture governing the Notes to eliminate most of the restrictive covenants and certain events of default contained in the indenture. The supplemental indenture will not be executed until a majority in aggregate principal amount of the outstanding Notes has been purchased by PHI pursuant to the terms of the Offer to Purchase, which is expected to occur later today.

PHI’s obligation to accept for purchase, and to pay for, the Notes tendered pursuant to the tender offer is conditioned upon, among other things, its completion of its previously-announced sale of $500,000,000 aggregate principal amount of 5.25% Senior Notes due 2019, which is also expected to occur later today. Subject to the satisfaction or waiver of these conditions, all holders who validly tendered and did not validly withdraw their Notes prior to the Early Tender Deadline will be entitled to receive an early tender payment of $30 per $1,000 principal amount of the Notes validly tendered and accepted for purchase (the “Early Tender Payment”), in addition to the tender offer consideration of $1,059.32 per $1,000 principal amount of Notes (the “Tender Offer Consideration”) plus accrued and unpaid interest on those Notes to but excluding today’s anticipated initial settlement date, in accordance with the terms and conditions of the Offer to Purchase. Holders who validly tender their Notes after the Early Tender Deadline but before the expiration of the tender offer will not be entitled to receive the Early Tender Payment, but will be entitled to receive the Tender Offer Consideration for Notes accepted for purchase in accordance with the terms of the Offer to Purchase, plus accrued and unpaid interest on those Notes to but excluding the final settlement date, which is currently expected to be March 31, 2014.

Any Notes not tendered and purchased pursuant to the tender offer will remain outstanding and the holders thereof will be subject to the terms of the supplemental indenture even though they did not consent to the amendments.

This press release is neither an offer to purchase, nor a solicitation of an offer to sell, any securities. PHI is making the tender offer and consent solicitation only by, and pursuant to the terms and conditions of, the Offer to Purchase. The complete terms and conditions of the tender offer and consent solicitation are set forth in the Offer to Purchase and related letter of transmittal, which have been previously furnished to the holders of the Notes.

PHI provides helicopter transportation and related services to a broad range of customers including the oil and gas and air medical industries and also provides third-party maintenance services to select customers. PHI Voting Common Stock and Non-Voting Common Stock are traded on The NASDAQ Global Market (symbols PHII and PHIIK).

Forward Looking Statements

This press release includes certain forward-looking statements, estimates and projections that are based on current expectations only, and are subject to a number of risks, uncertainties and assumptions, many of which are beyond the control of PHI. Actual events and results may differ materially from those anticipated, estimated or projected if one or more of these risks or uncertainties materialize, or if underlying assumptions prove incorrect. Factors that could affect actual results include but are not limited to PHI’s failure to satisfy the conditions to the sale of its new senior notes; corporate developments that could preclude, impair or delay the above-described transactions due to restrictions under the federal securities laws; changes in PHI’s credit ratings; changes in PHI’s cash requirements, financial position, financing plans or investment plans; changes in general market, economic, tax, regulatory or industry conditions that impact the ability or willingness of PHI to consummate the above-described transactions on the terms described above or at all; and other risks referenced from time to time in PHI’s filings with the Securities and Exchange Commission. There can be no assurances that any of the above-described transactions will be consummated on the terms described above or at all. You should be aware that new factors may emerge from time to time and it is not possible for PHI to identify all such factors, nor can PHI predict the impact of each such factor on its plans, or the extent to which any one or more factors may cause actual results to differ from those reflected in any forward-looking statements. You are further cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. PHI undertakes no obligation to update any of its forward-looking statements for any reason.

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